GABELLI 787 FUND, INC. 485BPOS

Exhibit 28(d)(ii)

Gabelli 787 Fund, Inc.

The Gabelli Enterprise Mergers & Acquisitions Fund

EXPENSE DEFERRAL AGREEMENT

THIS EXPENSE DEFERRAL AGREEMENT (the “Agreement”) is effective as of the 1st day of October, 2020, by and Gabelli 787 Fund, Inc., a Maryland corporation (the “Corporation”), on behalf of The Gabelli Enterprise Mergers & Acquisitions Fund (the “Fund”), and the Class Y shares of the Fund (“Class Y”) listed on Appendix A, and the Fund’s investment adviser, Gabelli Funds, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Fund and the Adviser (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Operating Expenses for Class Y (as that term is defined in paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Adviser to implement those limits on behalf of Class Y;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit the Operating Expenses for Class Y to an annual rate, expressed as a percentage of the average annual net assets of Class Y to the amount listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of Class Y, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on behalf of Class Y, on a monthly basis, the excess expense within a reasonable time after being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to Class Y, is defined to include all expenses necessary or appropriate for the operation of Class Y, including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage

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Exhibit 28(d)(ii)

commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement made in the prior two years.

4. TERM. This Agreement shall become effective as of the date specified herein, and shall thereafter remain in effect indefinitely, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Fund (the “Board”), on behalf of Class Y, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board, which consent will not be unreasonably withheld. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulation promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

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Exhibit 28(d)(ii)

GABELLI 787 FUND, INC.,		GABELLI FUNDS, LLC
on behalf of
Class Y listed on Appendix A

By:	/s/ John C. Ball	By:	/s/ John C. Ball
Name:	/s/ John C. Ball	Name:	/s/ John C. Bal
Title:	Authorized Signatory	Title:	Authorized Signatory

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Exhibit 28(d)(ii)

APPENDIX A

Class	Operating Expense Limit

Class Y	1.00%

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